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EXHIBIT 11

ALEXANDER & BALDWIN, INC.
COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994
(In thousands, except per share amounts)

                                               Three Months Ended
                                                     March 31
                                                 1995        1994
                                              --------    --------

Primary Earnings Per Share (a)

Net income                                     $ 8,560    $ 16,911
Average number of shares outstanding            45,643      46,308
Primary earnings per share                      $ 0.19      $ 0.37

Fully Diluted Earnings Per Share

Net income                                     $ 8,560    $ 16,911
Average number of shares outstanding            45,643      46,308
Effect of assumed exercise of
    outstanding stock options                        9          68
Average number of shares outstanding          --------    --------
    after assumed exercise of
    outstanding stock options                   45,652      46,376
                                              =========   ========

Fully diluted earnings per share                $ 0.19      $ 0.36
                                              =========   ========

(a) The computations of primary earnings per share do not include the effects of assumed exercises of employee stock options because such effects were immaterial for both years.

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